EXHIBIT 99.2

Footnotes to Form 4

(1)	This Form 4 is filed on behalf of a group consisting of Elevation Partners, L.P. (“Elevation Partners”), Elevation Associates, L.P. (“Elevation GP”), Elevation Associates, LLC (“Elevation LLC”), Elevation Employee Side Fund, LLC (“Side Fund”), Elevation Management, LLC (“Elevation Management”), Mr. Marc Bodnick, Mr. Paul Hewson and Mr. Bret Pearlman. Elevation GP is the sole general partner of Elevation Partners, and Elevation LLC is the sole general partner of Elevation GP. Elevation Management is the sole managing member of Side Fund. Messrs. Bodnick, Hewson and Pearlman are managers of each of Elevation LLC and Elevation Management. Between June 18, 2007 and March 18, 2008, four Form 4s were filed with the Securities and Exchange Commission in which John Riccitiello was incorrectly identified as (i) a member of the filing group and (ii) a manager of Elevation LLC and Elevation Management. As of the time of such filings, Mr. Riccitiello had ceased to be a member of the filing group and was no longer a manager of Elevation LLC and Elevation Management.

As the sole general partner of Elevation, Elevation GP may be deemed to be the indirect beneficial owner of such  shares under Rule 16a-1(a)(2) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, pursuant to Rule 16a-1(a)(4) promulgated under the Exchange Act, Elevation GP disclaims that it is the beneficial owner of such shares, except to the extent of its pecuniary interest. As the sole general partner of Elevation GP, Elevation LLC may be deemed to be the indirect beneficial owner of such shares under Rule 16a-1(a)(2) promulgated under the Exchange Act. However, pursuant to Rule 16a-1(a)(4) promulgated under the Exchange Act, Elevation LLC disclaims that it is the beneficial owner of such shares, except to the extent of its pecuniary interest.

As the sole managing member of Side Fund, Elevation Management may be deemed to be the indirect beneficial owner of such shares under Rule 16a-1(a)(2) promulgated under the Exchange Act. However, pursuant to Rule 16a-1(a)(4) promulgated under the Exchange Act, Elevation Management disclaims that it is the beneficial owner of such  shares, except to the extent of its pecuniary interest.

As managers of each of Elevation LLC and Elevation Management, Messrs. Bodnick, Hewson and Pearlman may be deemed to be the indirect beneficial owner of such shares under Rule 16a-1(a)(2) promulgated under the Exchange Act. However, pursuant to Rule 16a-1(a)(4) promulgated under the Exchange Act, each of Messrs. Bodnick, Hewson and Pearlman disclaims that he is the beneficial owner of such shares, except to the extent of his pecuniary interest.

(2)	Par value $0.001 per share.

(3)	Subject to anti-dilution adjustment pursuant to the terms of the Series B Convertible Participating Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), of Move, Inc.

(4)	These are shares of Series B Preferred Stock that have been issued as a quarterly in-kind dividend in accordance with the terms of the Series B Preferred Stock.

(5)	The Series B Preferred Stock is mandatorily redeemable on the seventh anniversary of the original issuance date. The Series B Preferred Stock is also subject to earlier redemption, repurchase or mandatory conversion in accordance with the terms thereof.

(6)	This is the number of shares of common stock, par value $0.001 per share (“Issuer Common Stock”), of Move, Inc. issuable upon conversion with respect to the number of shares of Series B Preferred Stock reported in column 5 of Table II as of the date of this filing. Pursuant to the terms of the Series B Preferred Stock, no fractional shares of Issuer Common Stock will be issued upon conversion of the Series B Preferred Stock. Fractional shares of Series B Preferred Stock will however be issued with respect to any quarterly in-kind dividends on the Series B Preferred Stock.

(7)	These securities are directly owned by Elevation Partners. Elevation GP, Elevation LLC and Messrs. Bodnick, Hewson and Pearlman may have indirect beneficial ownership of these shares. See Footnote 1.

(8)	These securities are directly owned by Side Fund. Elevation Management and Messrs. Bodnick, Hewson and Pearlman may have indirect beneficial ownership of these shares. See Footnote 1.